UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

February 4, 2014

SolarCity Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-35758	02-0781046
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3055 Clearview Way

San Mateo, California 94402

(Address of principal executive offices, including zip code)

(650) 638-1028

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On February 4, 2014, a subsidiary (“Borrower”) of SolarCity Corporation (“SolarCity”) entered into a financing (the “Loan”) with Bank of America, N.A., as lender, administrative agent and collateral agent. The Loan is financed against certain distributions from certain subsidiaries (“Borrower Subsidiaries”) that have either entered into partnerships with tax equity investors or are lessor under a master lease with tax equity investors. The Loan is non-recourse to SolarCity and matures on December 31, 2016. The Loan is an aggregation facility backed by high quality, long-term customer receivables that allows SolarCity to deploy, aggregate and season a defined pool of assets.

The Loan allows Borrower to borrow up to $250,000,000, with an initial commitment of $100,000,000 and provisions that permit Borrower to increase that commitment in an aggregate amount not to exceed an additional $150,000,000. The availability of such additional capacity is subject to, among other things, the absence of any default under the loan documents governing the Loan and receipt of commitments from existing lenders or other financial institutions.

Interest Rate. Borrowings under the Loan bear interest at a rate per annum equal to an applicable margin of 3.25% plus the LIBO rate for the applicable interest period.

Mandatory Prepayments. The Loan requires Borrower to prepay outstanding borrowings with excess cash flow upon the occurrence of: (i) the outstanding principal, interest and fee being greater than (but less than 105% of) the available borrowing base (which is based on expected distributions from the Borrower Subsidiaries), (ii) the interest coverage ratio being less than 1.40:1.00 and (iii) a SolarCity bankruptcy event, and in the case of (i) and (ii), until such time as such occurrences are cured by such prepayments. In addition, upon the occurrence of the outstanding principal, interest and fees being 105% greater than the available borrowing base, the Loan requires Borrower to make a prepayment in an amount such that the outstanding principal, interest and fees are no longer greater than the available borrowing base.

Voluntary Prepayments. Borrower is permitted to voluntarily prepay any outstanding loans under the Loan at any time without premium or penalty, other than customary “breakage” costs.

Final Maturity. The entire principal amount is due on December 31, 2016.

Security. All obligations under the Loan are secured, subject to certain exceptions, by the distributions from Borrower Subsidiaries and Borrower’s bank account into which such distributions are deposited, a first-priority pledge by Borrower’s direct parent of all the membership interests of Borrower, a first-priority pledge by Borrower of all the membership interests held by Borrower in the Borrower Subsidiaries, and certain related collateral. The Loan is not secured by any lien on the solar systems.

Certain Other Provisions. The Loan contains certain covenants that, among other things (and subject to certain exceptions), restrict the ability of Borrower to: (i) incur additional indebtedness; (ii) pay dividends on the equity interests of Borrower or redeem, repurchase or retire the equity interests of Borrower; (iii) make investments, acquisitions, loans and advances; (iv) engage in transactions with affiliates; (v) sell, transfer or otherwise dispose of assets; (vi) materially alter the business they conduct; (vii) change its fiscal year; (viii) consolidate, merge, liquidate or dissolve; (ix) grant liens; (x) restrict the ability of Borrower Subsidiaries to made distributions; and (xi) effect certain amendments to organizational documents and the master lease. In addition, Borrower is required to maintain an interest coverage ratio of 1.40:1.00.

In addition to the foregoing negative covenants, the loan agreement governing the Loan also contains certain customary representations and warranties, affirmative covenants, including special purpose entity covenants, and events of default.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SolarCity Corporation

By:	/s/ Robert D. Kelly
Robert D. Kelly
Chief Financial Officer

Date: February 10, 2014